EXHIBIT 10.3

WGL Holdings, Inc.
2016 Omnibus Incentive Compensation Plan
ROE Performance Shares (FY 2018 Series) Award
Terms and Conditions

This document sets forth the terms and conditions related to the FY 2018 Series grant of performance share awards under the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan. The following terms have the meanings ascribed below:

“Award Agreement” means the agreement between an award recipient and WGL Holdings, Inc. relating to the grant of Performance Shares subject to the terms of the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan and this document.

“Cause” shall have the meaning given to such term in the WGL Holdings Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives for any person who is a participant in such plan. For any other person, cause shall mean gross misconduct and/or poor job performance, where gross misconduct includes any inappropriate and/or illegal behavior, including but not limited to a violation of a Company policy or rule such as the employee conflict of interest policy or the Company or DOT Drug and Alcohol Policies, insubordination, dishonesty, destruction, theft or misuse of Company property, excessive unexplained or unexcused absenteeism or violation of Company security, and poor job performance is a failure to perform one’s job in a satisfactory and appropriate manner, where such failure is caused by willful misconduct.

“Change in Control” shall have the meaning given to such term in the Plan.

“Change in Control Policy” means the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Policy.

“Company” means WGL Holdings, Inc., a Virginia corporation.

“Disability” means such physical or mental condition that renders the Participant unable to engage in any substantially gainful activity for an Employer such that the Participant would be eligible for disability benefits under the Employer’s long term disability plan or is determined to be disabled by the Social Security Administration.

“Effective Time” means the date and time the Merger becomes effective.

“Employer” means the Company and all entities treated as a single employer under Internal Revenue Code section 414(b), (c), (m), or (o).

“Good Reason” shall have the meaning given to such term in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives for any person who is a participant in such plan. For any other person, Good Reason means (y) the Participant being required to relocate to a principal place of employment that is both more than 35 miles from the Participant’s existing principal place of employment and farther from the Participant’s current residence than the Participant’s existing principal place of employment or (z) a reduction in

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933. This document is dated October 1, 2017.

the Participant’s base salary and target annual bonus opportunity, in each case, as in effect as of the Effective Time.

“Merger” means the merger described in the Agreement and Plan of Merger dated January 25, 2017 among AltaGas Ltd., Wrangler Inc. (“Wrangler”) and the Company, or any other substantially similar merger, acquisition, or business combination between the Company and AltaGas Ltd. and its affiliates.

“Participant” means a person that has been awarded Performance Shares subject to the terms and conditions set forth in this document and the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan.

“Pension Plan” means the Washington Gas Light Company Employees’ Pension Plan.

“Performance Period” means October 1, 2017 through September 30, 2020.

“Performance Shares” means the performance shares awarded pursuant to an Award Agreement.

“Plan” means the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan.

“Retirement” means a Participant’s separation from service with an Employer, other than an involuntary separation from service with Cause, that occurs: (A) on or after the date on which the Participant attains age 65; or (B) on or after the date on which the Participant attains age 55 and 10 years of continuous service with an Employer; or (C) on or after the date on which the Participant reaches 30 years of “accredited service” under the Pension Plan; or (D) on or after the date on which the combination of the Participant’s age and “accredited service” under the Pension Plan reach 90.

The Plan provides a complete description of the terms and conditions governing the Performance Shares. If there is any inconsistency between the terms of this document and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this document. All capitalized terms have the meanings ascribed to them in the Plan, unless otherwise indicated herein.

1.Value of Performance Shares. Each Performance Share represents and has a value equal to one share of common stock (“Stock”) of the Company.

2.Performance Shares Payout and Performance Measures.
The number of Performance Shares earned is based upon the Company’s Return on Equity (ROE) Ratio, as measured by the following ratio:

ROE Ratio =     Average Consolidated Non-GAAP ROE
Weighted Average Utility Authorized ROE

“Averaged Consolidated Non-GAAP ROE” means the average of the Company’s actual non-GAAP ROE, which is a measurement of the ROE of WGL Holdings as a consolidated entity, for the three fiscal years in the Performance Period. The Company determines consolidated non-GAAP earnings by adjusting GAAP net income for certain operating earnings and/or losses (non-GAAP adjustments). This amount of consolidated non-GAAP earnings is then divided by average

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933. This document is dated October 1, 2017.

GAAP equity as adjusted for items included as non-GAAP adjustments. “Weighted Average Utility Authorized ROE” means the weighted average ROE allowed by our three commissions in Maryland, Virginia and the District of Columbia for the three fiscal years in the Performance Period. The ROE is weighted using the average rate base by jurisdiction for each fiscal year. Any change in the ROE allowed by the three commissions is prorated in the year in which the new rates are effective. The percent of Performance Shares earned pursuant to this Section 2 is determined based on the following chart:

Company’s ROE Ratio	Percent of Target Performance Shares Earned
120%	200%
110%	150%
100%	100%
90%	50%
Below 90%	0%

Interpolation shall be used to determine the percent of target award earned in the event the Percentile Rank does not fall directly on one of the ranks listed in the foregoing chart.

Notwithstanding anything in the foregoing to the contrary, in the event of a Change in Control other than the Merger, the number of Performance Shares earned pursuant to this Section 2 shall be determined in accordance with the Change in Control Policy.

3.Eligibility for Payment of Earned Performance Shares.

(a)     Continuous Employment Through End of Performance Period. Except as provided below, and subject to the provisions of Section 3(b), relating to Retirement during the Performance Period, and Section 3(c), relating to a Change in Control during the Performance Period, a Participant shall be eligible for payment of earned Performance Shares, as specified in Section 2, only if the Participant is employed on the date of grant of the award with respect to such Performance Shares and is continuously employed with the Employer through the end of the Performance Period. For the sake of clarity, transfers of employment between one or more Employers where service is continuous shall be considered continuous employment with the Employer for the purposes of the Award Agreement. Notwithstanding the foregoing, (i) a Participant who is an employee of an Employer will not be eligible for the payment of earned Performance Shares if at any time during the Performance Period the Participant has been demoted to a position that is below the most junior management position that was eligible for an award of performance shares and/or performance units as of the date that this award was granted, and (ii) a Participant shall not be eligible for payment of earned Performance Shares if he or she is suspended from employment with the Employer as of the date of the end of the Performance Period.

(b)     Retirement During Performance Period. Notwithstanding anything contained in Section 3(a), and subject to the provisions of Section 3(c), relating to a Change in Control, if a Participant separates from service prior to the end of the Performance Period as a result of Retirement, such Participant shall be eligible for payment of that proportion of the number of Performance Shares earned under Section 2 for such Performance Period that his or her number of full months of employment or service during the Performance Period bears to the total number of months in the Performance Period. Further, subject to the provisions of Section 4, if a Participant separates from service with the Employer prior to the end of the Performance Period for any other

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933. This document is dated October 1, 2017.

reason, including voluntary or involuntary termination, death, or disability, the Human Resources Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, may determine that the Participant (or, in the case of the death of the Participant, the designated beneficiary or the estate) shall be eligible for that proportion of the number of Performance Shares described in the immediately preceding sentence.

(c)     Change in Control During Performance Period. Notwithstanding the above, in the event of a Change in Control (other than the Merger), if awards are assumed, continued, or substituted by the continuing legal entity, (i) a Participant who remains continuously employed throughout the Performance Period, (ii) a Participant who experiences a “qualifying termination” as defined in the Change in Control Policy within 24 months after a Change in Control, and (iii) a Participant who Retires on or after the date of the Change in Control, are eligible for payment of earned Performance Shares, as specified in Section 2, prorated in the event of Retirement as described in Section 3(b). In the event of a Change in Control (other than the Merger), if awards are not assumed, continued, or substituted, (i) a Participant who remains continuously employed through the Change in Control, and (ii) a Participant who Retires on the date of the Change in Control, are eligible for payment of earned Performance Shares, as specified in Section 2. A Participant who Retires prior to the Change in Control shall be eligible to receive a proportional number of Performance Shares, calculated in accordance with Section 3(b).

4.Form and Timing of Delivery of Performance Shares. Delivery of earned Performance Shares to the Participant shall be made upon the earliest of the three payment dates set forth below.

(a)     Specified Date. The fourth quarter of the 2020 calendar year.

(b)     Separation from Service. Upon the Participant’s separation from service (as defined in Internal Revenue Code section 409A) due to the Participant’s qualifying termination as defined in the Change in Control Policy within 24 months after a Change in Control (a “Qualifying Termination”).

(c)     Change in Control. Upon a Change in Control that satisfies the definition of such term in Internal Revenue Code section 409A (“409A-Compliant Change in Control”), but only if the award is not assumed, continued, or substituted by the surviving legal entity with respect to such Change in Control.

In the event payment is made pursuant to the Participant’s Qualifying Termination or 409A-Compliant Change in Control, such payment shall be made within ninety (90) days following such Qualifying Termination or 409A-Compliant Change in Control, as applicable. Notwithstanding anything herein to the contrary, distributions may not be made to an individual who is a Key Employee (as defined below) as of his or her Qualifying Termination before the date which is six (6) months after the date of the Key Employee’s Qualifying Termination (the “Key Employee Delay Period”). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the calendar month following the last day of the Key Employee Delay Period. For purposes of this award, Key Employee means an employee who, as of December 31st of a calendar year, meets the requirements of Internal Revenue Code section 409A(a)(2)(B)(i) to be treated as a “specified employee” of the Company, i.e., a key employee (as defined in Internal Revenue Code section 416(i)(1)(A)(i), (ii) or (iii) applied in accordance with the regulations thereunder and disregarding Internal Revenue Code section 416(i)(5)). If the Participant meets the

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933. This document is dated October 1, 2017.

criteria in the preceding sentence, he or she will be considered a Key Employee for purposes of the Plan and this Award for the 12-month period commencing on the next following April 1.

Delivery of earned Performance Shares to the Participant shall be made in shares of Stock except (i) fractional shares shall be paid in cash, and (ii) to the extent provided in the Change in Control Policy.

5.    Form and Timing of Delivery of Performance Shares in the Event of Agreed Merger. Notwithstanding any provisions of this Award Agreement to the contrary, including, but not limited to, the final paragraph of Section 2, Section 3(c), and Section 4(c), at the Effective Time, the following provisions regarding the vesting and delivery of Performance Shares shall apply:

(a)     Valuation. As of the Effective Time, each outstanding Performance Share shall be converted into a fixed cash amount equal to the product of (i) the number of shares of Company Stock subject to the Performance Shares, with such number determined based on satisfaction of any applicable performance condition at the target level of performance for the Performance Period, multiplied by (ii) $88.25.

(b)     Change in Control. At or after the Effective Time, Performance Shares described in this Section 5 shall not be subject to Section 3(c) or Section 4(c) of the Award Agreement or the accelerated vesting and payment triggers related to a Change in Control and described in the Change in Control Policy or the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives.

(c)     Vesting. Vesting of a Performance Share will be accelerated upon a Participant’s separation from service with an Employer following the Effective Time (i) due to such Participant’s death or Disability, (ii) by the Company without Cause, or (iii) by such Participant for Good Reason. Any performance-based vesting conditions relating to a Performance Share shall automatically terminate at the Effective Time. Except as specifically provided in this Section 5(c), the vesting provisions of Sections 3(a) and 3(b) shall continue to apply to a Performance Shares at and after the Effective Time.
(d)     Payment. Delivery of earned Performance Shares to the Participant shall be made upon the earlier of (i) the fourth quarter of the 2020 calendar year, or (ii) upon the Participant’s separation from service (as defined in Internal Revenue Code section 409A) within 24 months after the Effective Time that coincides with accelerated vesting under Section 5(c), with such payment to be made within ninety (90) days following such separation from service. Notwithstanding anything herein to the contrary, distributions to an individual who is a Key Employee as of the date of his or her separation from service shall be delayed, except in the case of the death of the Key Employee, to the date which is six (6) months after the date of the Key Employee’s separation from service. Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the calendar month following the last day of such six (6) month period. Delivery of the value of earned Performance Shares to the Participant shall be paid in cash.

6.Dividends. Dividends shall accrue with respect to the Performance Shares for record dates during the Performance Period and between the end of the Performance Period and the payment date. Any accrued dividends associated with Performance Shares actually paid out to a Participant shall be paid to such Participant in cash at the time the Performance Shares are paid out to such Participant.

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933. This document is dated October 1, 2017.

7.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the Performance Shares until any Stock is issued and delivered to the Participant.

8.Adjustments. Subject to Section 4(d) and 8(e) of the Plan, if the Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of stock, stock or cash dividend, other distribution, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the certain specified terms of any Award Agreement. These adjustments may include, among other adjustments, adjustments to the number and kind of shares of stock relating to an Award Agreement (or, if deemed appropriate, the Committee may make provisions for a cash payment with respect to an Award Agreement). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria of any grant or award under, the Plan (including, without limitation, cancellation of outstanding awards or substitution of awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, among other matters, events constituting a Change in Control) affecting the Company or any subsidiary of the Company or the financial statements of the Company or any of its subsidiaries, or in response to changes in applicable laws, regulations or accounting principles.

9.Tax Withholding. The Company may deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company or its affiliates, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of an award of Performance Shares.

10.Share Withholding. Unless determined otherwise by the Committee, the tax withholding requirement shall be satisfied by the Company or any of its subsidiaries withholding shares of Stock having a fair market value equal to taxes required to be withheld on the transaction, subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

11.Limitations on Transferability. Except as otherwise provided by the Plan or by the Committee, the Participant’s rights to Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Participant’s rights under an Award Agreement shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

12.Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under an Award Agreement is to be distributed in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

13.No Right to Continued Employment or Service. Neither the Plan nor an Award Agreement shall be construed as giving the Participant or any employee or any person the right to be retained in the employ or service of the Company or any of its subsidiaries nor shall it interfere in any

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933. This document is dated October 1, 2017.

way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment or service at any time.

14.Successors and Assigns. All obligations of the Company and any of its subsidiaries under the Plan and an Award Agreement, with respect to an award of Performance Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of the Merger or any direct or indirect purchase, merger, consolidation or otherwise of all of the business and/or assets of the Company.

15.Administration. Award Agreements and the rights of Participants are subject to all the terms and conditions of the Plan, as the Plan may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and any Award Agreement, all of which shall be binding upon the Participant. Any inconsistency (other than an inconsistency related to treatment of the award in connection with the Merger) between Award Agreements and the Plan shall be resolved in favor of the Plan.

16.Amendment and Termination of the Plan. The Plan may be amended or terminated by the Board of Directors of the Company without stockholder approval unless the Board seeks to increase the number of shares of common stock subject to the Plan or stockholder approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable.

17.Severability. If any portion of the Award Agreement or the terms and conditions set forth in this document are declared invalid or unenforceable by a court or governmental authority of competent jurisdiction, such declaration shall not affect the validity or enforceability of any remaining portion, which such remaining portion(s) shall remain in full force and effect as if the Award Agreement and/or this document had been agreed to with the invalid or unenforceable portion(s) eliminated.

18.Miscellaneous. If the Performance Period ends on a non-trading day, the Performance Period will be deemed to end on the immediately preceding trading day. If the day for any other action to be taken falls on a non-business day for the Company, the period for taking such action will extend through the Company’s next business day.

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933. This document is dated October 1, 2017.